Exhibit 10.1

NORTHBOROUGH TOWER
HOUSTON, TEXAS
OFFICE LEASE AGREEMENT
BETWEEN
EOP-NORTHBOROUGH TOWER LIMITED PARTNERSHIP,
an Illinois limited partnership
(“LANDLORD”)
AND
NOBLE ENERGY, INC., a Delaware corporation
(“TENANT”)

I.	Basic Lease Information 1

II.	Lease Grant 4

III.	Adjustment of Commencement Date; Possession 5

IV.	Rent 5

V.	Compliance with Laws; Use 11

VI.	Security Deposit 12

VII.	Services to be Furnished by Landlord 12

VIII.	Leasehold Improvements 13

IX.	Repairs and Alterations 14

X.	Use of Electrical Services by Tenant 15

XI.	Entry by Landlord 16

XII.	Assignment and Subletting 16

XIII.	Liens 18

XIV.	Indemnity and Waiver of Claims 18

XV.	Insurance 19

XVI.	Subrogation 20

XVII.	Casualty Damage 20

XVIII.	Condemnation 21

XIX.	Events of Default 22

XX.	Remedies 23

XXI.	Limitation of Liability 24

XXII.	No Waiver 25

XXIII.	Quiet Enjoyment 25

XXIV.	Relocation 25

XXV.	Holding Over 25

XXVI.	Subordination to Mortgages; Estoppel Certificate 26

XXVII.	Attorneys’ Fees 27

XXVIII.	Notice 27

XXIX.	Excepted Rights 27

XXX.	Surrender of Premises 28

XXXI.	Miscellaneous 28

XXXII.	Entire Agreement 31

OFFICE LEASE AGREEMENT
This Office Lease Agreement (the “Lease”) is made and entered into as of the 23rd day of October, 2002, by and between EOP-NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership (“Landlord”) and NOBLE ENERGY, INC., a Delaware corporation (“Tenant”).
I. Basic Lease Information.

A.	“Building” shall mean the building located at 100 Glenborough Drive, City of Houston, County of Harris, State of Texas, commonly known as Northborough Tower.

B.	“Rentable Square Footage of the Building” is deemed to be 207,908 square feet.

C.
“Premises” shall mean the area described on Exhibit A to this Lease. The Premises are located on the 1st, 2nd, 5th, 6th, 7th, 8th, 9th, 10th, 11th, 12th, 13th and 14th floors and known as suite numbers 100, 260, 550, 600, 700, 800, 900, 930, 940, 950, 960, 1000, 1010, 1050, 1080, 1100, 1230, 1250, 1270, 1300 and 1400 as more particularly described and identified on Exhibit A attached hereto. The “Rentable Square Footage of the Premises” is deemed to be 133,603 square feet. The Premises consist of Phase A and the Deferred Space, as such terms are more particularly described on the Exhibit A. The “Rentable Square Footage of Phase A of the Premises” is deemed to be 79,409 square feet and the “Rentable Square Footage of the Deferred Space” is collectively deemed to be 54,194 square feet. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct. Upon substantial completion of the Premises, Landlord, at its option, shall have its architect measure the Premises and Building in accordance with Landlord’s standard measurement practices for the Building, which for purposes herein is deemed to mean using the BOMA/ANSI-1996 standard for determining usable area. Landlord shall provide Tenant with the remeasurement information as it becomes available. Notwithstanding the foregoing, Tenant, at its sole cost and expense within sixty (60) days following the date Landlord provides Tenant with the remeasurement information for the Building and Premises, shall have the right to cause the usable area of the Premises to be field measured by an independent architect licensed in the State of Texas using the BOMA/ANSI-1996 measurement standards for determining usable area. If Landlord does not elect to remeasure the Premises and/or Building as described in subsection (b) above, then Tenant’s sixty (60) day period described herein shall commence to run on the Commencement Date and “Landlord’s determination” or “Landlord’s measurement” of the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises shall be deemed to be as initially described above. If, as a result of such field measurement by Tenant’s architect, it is determined that the variance between the Rentable Square Footage of the Premises, as determined by Landlord, and the Rentable Square Footage of the Premises, as determined by Tenant, is 2% or less, then the measurement of Landlord shall be deemed accurate. If the variance is greater than 2%, then the Rentable Square Footage of the Premises shall be resolved by a mutually acceptable professional, the fees of which shall be split equally between Landlord and Tenant. Upon final determination of the Rentable Square Footage of the Premises and Rentable Square Footage of the Building as described herein, Landlord and Tenant shall enter into an amendment to reflect the changes. Any adjustment in Base Rent resulting from any adjustment in the Rentable Square Footage of the initial Premises as described herein shall be retroactive to the date Tenant commenced paying Base Rent for the initial Premises.

D.	“Base Rent”: Phase A

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
Phase A Commencement Date - Termination Date	$20.00	$1,588,179.96	$132,348.33

The Base Rent annual rate per square foot for the Deferred Space shall be the same as the annual rate per square foot for the Premises ($20.00). Upon each Deferred Space Commencement Date, the Base Rent shall increase appropriately to account for the addition of the applicable portion of the Deferred Space.
Premises:

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
Final Deferred Space Commencement Date - Termination Date	$20.00	$2,672,060.04	$222,671.67

E.	“Tenant’s Pro Rata Share” for Phase A: 38.1943%.
Upon the applicable Deferred Space Commencement Date, the Tenant’s Pro Rata Share shall increase appropriately to account for the addition of the applicable portion of the Deferred Space.
“Tenant’s Pro Rata Share” for Premises: 64.2606%.

F.	“Base Year” for Taxes: 2003; “Base Year” for Expenses: 2003.

G.
“Term”: A period of 120 months. The Term for Phase A shall commence upon the later to occur of (i) May 1, 2003, or (ii) 90 days after Landlord delivers Phase A (the “Phase A Commencement Date”) and, unless terminated early in accordance with this Lease, end on the last day of the 120th month after the Phase A Commencement Date (the “Termination Date”). The Term with respect to suites within the Deferred Space shall commence effective as of the Deferred Space Commencement Date (hereinafter defined) that is applicable to each suite. Landlord shall use reasonable efforts to provide Tenant with notice of the availability of the applicable suite within the Deferred Space (subject to any delay caused by the holding over of any prior occupant of the applicable Deferred Space) (the “Availability Notice”) on or before thirty days prior to the date the suite is anticipated to be available. The Availability Notice shall specify the approximate date which the Deferred Space will be available for the purposes of performing Initial Alterations therein and shall identify the exact location and size of the applicable Deferred Space. The term for the applicable Deferred Space shall commence (the “Deferred Space Commencement Date”) on the earlier to occur of (a) 90 days after the date the Landlord delivers the applicable portion of the Deferred Space, or (b) the date the Tenant occupies the applicable Deferred Space. Upon each Deferred Space Commencement Date, the applicable Deferred Space shall be considered part of the Premises subject to all the terms and conditions of this Lease, except as expressly set forth below. The Term for the applicable Deferred Space shall, unless terminated early in accordance with this Lease, end on the Termination Date. Promptly after the determination of the applicable Commencement Dates, Landlord and Tenant shall enter into a commencement letter agreement in the form attached as Exhibit C. Notwithstanding anything to the contrary contained in this Lease, the Term for the entire Premises shall end on the same date. Upon all of the Commencement Dates occurring, the Term for Phase A and the Terms for the Deferred Space shall be deemed the Term. Promptly after the determination of the applicable Commencement Dates, Landlord and Tenant shall enter into a commencement letter agreement in the form attached as Exhibit C.

H.	Tenant Allowance(s): $25.00 per rentable square foot within the Premises as more particularly described in the Work Letter attached hereto as Exhibit D.

I.	“Security Deposit”: None.

J.	“Guarantor(s)”: As of the date of this Lease there are no Guarantors.

K.	“Broker”: Grubb & Ellis.

L.	“Permitted Use”: general office use.

M.	“Notice Addresses”:
Tenant:
On and after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

350 Glenborough Drive Suite 100 Houston, Texas 77067 Phone #: Fax #:
Landlord: EOP-NORTHBOROUGH TOWER LIMITED PARTNERSHIP c/o Equity Office Properties 100 Glenborough Drive Suite 100 Houston, Texas 77067 Attention: Building Manager	With a copy to: Equity Office Properties Two North Riverside Plaza Suite 1600 Chicago, Illinois 60606 Attention: Regional Counsel - Houston Region

Rent (defined in Section IV.A) is payable to the order of Equity Office Properties at the following address: Equity Office Properties, L.L.C., d/b/a Northborough Tower, P.O. Box 844532, Dallas, Texas 75284-4532.

N.
“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

O.	“Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”), if any, attached as Exhibit D.

P.	“Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity.

Q.	“Normal Business Hours” for the Building are 7:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays.

R.
“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the Building garage and other improvements serving the Building, if any, and the parcel(s) of land on which they are located.

II.     Lease Grant.
Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property that are designated by Landlord for the common use of tenants and others, such as sidewalks, unreserved parking areas, common corridors, elevator foyers, restrooms, vending areas and lobby areas (the “Common Areas”).
III.     Adjustment of Commencement Date; Possession.

A.	Intentionally deleted.

B.
Subject to Landlord’s obligation, if any, to perform Landlord Work and Landlord’s obligations under Section IX.B., the Premises are accepted by Tenant in “as is” condition and configuration. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of the Premises or the Building. If Landlord is delayed delivering possession of the Premises or any other space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space. The applicable Commencement Date, such Commencement Date and Termination Date shall be determined by Section I.G.

C.
If Tenant takes possession of any of the Phases of the Premises before the applicable Commencement Dates, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section IV.A.) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

IV.     Rent.

A.
Payments. As consideration for this Lease, Tenant shall pay Landlord, without any setoff or deduction, the total amount of Base Rent and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord. Additional Rent and Base Rent are sometimes collectively referred to as “Rent”. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to 5% of the past due Rent, provided that Tenant shall be entitled to a grace period of 5 days for the first 2 late payments of Rent in a given calendar year. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant’s Pro Rata Share of any Tax Excess (defined in Section IV.B.) or Expense Excess (defined in Section IV.B.) for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B.
Expense Excess and Tax Excess. Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined in Section IV.C.) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined in Section IV.D.) for each calendar year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses and/or Taxes in any calendar year decrease below the amount of Expenses and/or Taxes for the Base Year, Tenant’s Pro Rata Share of Expenses and/or Taxes, as the case may be, for that calendar year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Expense Excess and one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Tax Excess. If Landlord determines that its good faith estimate of the Expense Excess or of the Tax Excess was incorrect by a material amount, Landlord may provide Tenant with a revised estimate, but not more often than twice per calendar year. After its receipt of the revised estimate, Tenant’s future monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or of the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Provided however, if the revised estimate results in either party owing the other for any month for which Tenant paid monthly installments based on the previous year’s estimate(s), such payment shall not be made until Landlord has completed is annual reconciliation of Expenses and Taxes as more particularly described in the next paragraph.

As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year. Landlord shall use reasonable efforts to furnish the statement of actual Expenses on or before June 1 of the calendar year immediately following the calendar year to which the statement applies. If the estimated Expense Excess and/or estimated Tax Excess for the prior calendar year is more than the actual Expense Excess and/or actual Tax Excess, as the case may be, for the prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess and/or estimated Tax Excess for the prior calendar year is less than the actual Expense Excess and/or actual Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses and/or Taxes, any underpayment for the prior calendar year. In no event shall Landlord be entitled to a reimbursement from tenants for Expenses and Taxes in excess of 100% of the costs actually paid or incurred by Landlord in any applicable calendar year.

C.
Expenses Defined. “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property, including, but not limited to:

1.	Labor costs, including, wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans.

2.
Management fees, the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.

3.	The cost of services, including amounts paid to service providers and the rental and purchase cost of parts, supplies, tools and equipment.

4.
Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, elevator, boiler and other insurance customarily carried from time to time by owners of comparable office buildings.

5.
Electrical Costs (defined below) and charges for water, gas, steam and sewer, but excluding those charges for which Landlord is reimbursed by tenants. “Electrical Costs” means: (a) charges paid by Landlord for electricity; and (b) costs incurred in connection with an energy management program for the Property. Electrical Costs shall be adjusted as follows: (i) amounts received by Landlord as reimbursement for above standard electrical consumption shall be deducted from Electrical Costs; (ii) the cost of electricity incurred to provide overtime HVAC to specific tenants (as reasonably estimated by Landlord) shall be deducted from Electrical Costs; and (iii) if Tenant is billed directly for the cost of building standard electricity to the Premises as a separate charge in addition to Base Rent, the cost of electricity to individual tenant spaces in the Building shall be deducted from Electrical Costs. Notwithstanding anything in this Lease to the contrary, for purposes of determining Expenses for any calendar year subsequent to the Base Year, Electrical Costs shall be deemed to be the greater of Electrical Costs incurred during the Base Year and Electrical Costs for the applicable calendar year.

6.
The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Property which are: (a) performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Property; or (b) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or 5 years. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement.

If Landlord incurs Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Property and the other buildings or properties. Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; interest (except as provided above for the amortization of capital improvements); amortization (except as set forth above); principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance (or would have been reimbursed by insurance had Landlord carried the insurance required to be carried by Landlord under this Lease) or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions, brochures and marketing supplies, legal fees in negotiating and preparing lease documents, and construction, improvement and decorating costs in preparing space for initial occupancy by a specific tenant; lease concessions, including rental abatements and construction allowances, granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges; fines, interest and penalties incurred due to the late payment of Taxes (defined in Section IV.D), or Expenses or any other sums required to be paid by Landlord; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases. Expenses shall also not include the following:
(a)    Sums (other than management fees, it being agreed that the management fees included in Expenses are as described in Section IV.C.2 above) paid to subsidiaries or other affiliates of Landlord for services directly to the Property, Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience.
(b)    Any fines, penalties or interest resulting from the negligence or willful misconduct of the Landlord or its agents, contractors, or employees.
(c)    Advertising and promotional expenditures.
(d)    Landlord’s charitable and political contributions.
(e)    Ground lease rental.
(f)    Attorney’s fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building.
(g)    The cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant.
(h)    All costs of purchasing or leasing major sculptures, paintings or other major works or objects of art (as opposed to decorations purchased or leased by Landlord for display in the Common Areas of the Building).
(i)    Any expenses for which Landlord has received actual reimbursement (other than through Expenses).
(j)    Costs incurred by Landlord in connection with the correction of defects in design and original construction of the Building or Property.
(k)    Expenses for the replacement of any item covered under warranty, unless Landlord has not received payment under such warranty and it would not be fiscally prudent to pursue legal action to collect on such warranty.
(l)    Fines or penalties incurred as a result of violation by Landlord of any applicable Laws.
(m)    Any cost or expense related to removal, cleaning, abatement or remediation of “hazardous materials” in or about the Building, Common Area or Property, including, without limitation, mold that Landlord reasonably considers to be hazardous and hazardous substances in the ground water or soil, except to the extent such removal, cleaning, abatement or remediation is related to the standard, day-to-day repair and maintenance of the Building, Common Area or Property (e.g. changing of air filters and changing of elevator motor oil);
(n)    Wages, costs and salaries associated with home office, off-site employees of Landlord, other than professional services provided by such employees which would otherwise be provided by outside professionals, but only to the extent such services are included at reasonable market rates.
(o)    The cost of installing, operating and maintaining any specialty service, such as, but not limited to, an observatory, broadcasting facility, luncheon club, cafeteria, retail store, sundry shop, newsstand, concession, athletic or recreational club, fitness room, or day care center; provided that Expenses may include the normal costs attributable to providing Building services, such as lighting, cleaning and HVAC specifically for a cafeteria, sundry shop, fitness room and other specialty services, unless those costs are borne by a tenant providing such specialty services.
(p)    Amounts paid to Landlord or to subsidiaries, affiliates, or related entities of Landlord for goods and services in the Building to the extent the same exceed the cost of such goods and services rendered on a competitive basis by unaffiliated third parties having comparable skill and experience
If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building at any time during a calendar year, Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building during that calendar year. If Tenant pays for its Pro Rata Share of Expenses based on increases over a “Base Year” and Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building. The extrapolation of Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Expenses that are impacted by changes in the occupancy of the Building (i.e. non-fixed cost items that are subject to fluctuation based on occupancy).

D.
Taxes Defined. “Taxes” shall mean: (1) all real estate taxes and other assessments on the Building and/or Property, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (3) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment is payable in installments, Taxes for the year shall include the amount of the installment and any interest due and payable during that year. For all other real estate taxes, Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within 30 days after Tenant’s receipt of a statement from Landlord.

E.
Audit Rights. Tenant may, within 90 days after receiving Landlord’s statement of Expenses, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for that calendar year. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed CPA firm. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. However, notwithstanding the foregoing, if Landlord and Tenant determine that Expenses for the Building for the year in question were less than stated by more than 5%, Landlord, within 30 days after its receipt of paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review by Tenant. Within 60 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 60 day period or fails to provide Landlord with a Review Notice within the 90 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

V.     Compliance with Laws; Use.
The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation of the Building. Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. Except to the extent properly included in Expenses, Landlord shall be responsible for the cost of correcting any violations of Title III of the Americans with Disabilities Act (ADA) with respect to the Common Areas of the Building. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Landlord shall comply with all Laws regarding the management and condition of the Common Areas. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations adopted by Landlord from time to time. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations. Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the rules and regulations. The rules and regulations shall be generally applicable, and generally applied in the same manner, to all tenants of the Building. If the Landlord reasonably determines that changes to the rules and regulations are required, Landlord agrees to provide Tenant with written notice of those changes. Notwithstanding the foregoing, in the event there is a conflict between this Lease and any rules and regulations enacted after the date of this Lease, the terms of this Lease shall control and no future rule or regulation shall unreasonably diminish Tenant’s rights hereunder.
VI.     Security Deposit.
Intentionally deleted.
VII.     Services to be Furnished by Landlord.

A.
Landlord agrees to furnish Tenant with the following services: (1) Water service for use in the lavatories on each floor on which the Premises are located; (2) Heat and air conditioning in season during Normal Business Hours, in accordance with the specifications attached hereto as Exhibit F or otherwise as required by governmental authority. Tenant, upon such advance notice as is reasonably required by Landlord, shall have the right to receive HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time. As of the date hereof, Landlord’s charge for after hours heating and air conditioning service is $45 per hour, per floor, subject to change from time to time. The minimum period of time for which Tenant may request after hours HVAC service is 2 hours; (3) Maintenance and repair of the Property as described in Section IX.B.; (4) Janitor service on Business Days in accordance with the cleaning specifications attached hereto as Exhibit G, or such other reasonably comparable specifications designated by Landlord from time to time. If Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services; (5) Elevator service; (6) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article X; (7) Security to the Building which may be provided through a security system involving any one or a combination of cameras, monitoring devices or guards, sign-in or identification procedures or other comparable system in accordance with the specifications attached hereto as Exhibit H (8) Access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards, and (9) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

B.
Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, is made untenantable for a period in excess of 3 consecutive Business Days as a result of the Service Failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant. In no event, however, shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article XV), arising out of or in connection with the failure of any security services, personnel or equipment. Notwithstanding the foregoing, if a Service Failure is reasonably within the control of Landlord and (a) continues for 120 consecutive days after the Service Failure and (b) is not being diligently remedied by Landlord, then Tenant, as its sole remedy, shall have the right to elect to terminate this Lease within 10 days after the expiration of said 120 day period without penalty, by delivering written notice to Landlord of its election thereof; provided, however, if Landlord is diligently pursuing the repair or restoration of the service, Tenant shall not be entitled to terminate the Lease but rather Tenant’s sole remedy shall be to abate Rent as provided above. The foregoing termination right shall not apply if the Service Failure is due to fire or other casualty. Instead, in such an event, the terms and provisions of Article XVII shall apply.

VIII.     Leasehold Improvements.
All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. However, Landlord, by written notice to Tenant within 30 days prior to the Termination Date, may require Tenant to remove, at Tenant’s expense: (1) Cable (defined in Section IX.A) installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; and (2) any Leasehold Improvements that are performed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”). Without limitation, it is agreed that Required Removables include internal stairways, raised floors, personal baths and showers, vaults and rolling file systems. The Required Removables designated by Landlord shall be removed by Tenant before the Termination Date, provided that upon prior written notice to Landlord, Tenant may remain in the Premises for up to 5 days after the Termination Date for the sole purpose of removing the Required Removables. Tenant’s possession of the Premises shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within 30 days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord. Notwithstanding the foregoing, Tenant, at the time it requests approval for a proposed Alteration (defined in Section IX.C), may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration will be designated as a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration, if any, will be considered to be Required Removables. Within 5 days after receipt of the final plans for the Landlord Work, Landlord shall advise Tenant in writing as to which portions of the Landlord Work, if any, will be considered to be Required Removables.
IX.     Repairs and Alterations.

A.
Tenant’s Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving Tenant exclusively; and (7) Alterations performed by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section IX.C. below. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs. Notwithstanding the foregoing, if the repair to be performed by Tenant cannot reasonably be completed within 15 days after Landlord’s notice to Tenant, Landlord shall not exercise its right to make such repair on Tenant’s behalf so long as Tenant commences such repair within 5 days after notice from Landlord and is diligently pursuing the same to completion.

B.
Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible.

C.
Alterations. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (1) costs less than $25,000.00; (2) is not visible from the exterior of the Premises or Building; (3) will not affect the systems or structure of the Building; and (4) does not require work to be performed inside the walls or above the ceiling of the Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section IX.C. Prior to starting work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 10% of the cost of the non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as- built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien in recordable form and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use.

X.     Use of Electrical Services by Tenant.

A.
Electricity used by Tenant in the Premises shall be paid for by Tenant through inclusion in Expenses (except as provided in Section X.B. for excess usage). Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity.

B.
Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Normal Business Hours or overall load, the electrical standard for the Building. For purposes hereof, the “electrical standard” for the Building shall mean 5 watts per square foot. If Tenant requests permission to consume excess electrical service, Landlord may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. Landlord shall have the right to separately meter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods.

XI.     Entry by Landlord.
Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent. Notwithstanding the foregoing, except in emergency situations as determined by Landlord, Landlord shall exercise reasonable efforts to perform any entry into the Premises in a manner that is reasonably designed to minimize interference with the operation of Tenant’s business in the Premises.
XII.     Assignment and Subletting.

A.
Except in connection with a Permitted Transfer (defined in Section XII.E. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency; (4) Tenant is in default after the expiration of the notice and cure periods in this Lease; or (5) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.

B.
As part of its request for Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Landlord shall, by written notice to Tenant within 30 days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the Transfer in writing; or (2) exercise its right to terminate this Lease with respect to the entire Premises, if Tenant is proposing to assign the Lease, or with respect to the portion of the Premises that Tenant is proposing to sublet if the proposed sublease (if approved) would result in 50% or more of the Tenant’s Premises being subject to sublease. Notwithstanding the above, Tenant, within 5 days after receipt of Landlord’s notice of intent to terminate, may withdraw its request for consent to the Transfer. In that event, Landlord’s election to terminate the Lease shall be null and void and of no force and effect. Any such termination shall be effective on the proposed effective date of the Transfer for which Tenant requested consent. Tenant shall pay Landlord a review fee of $750.00 for Landlord’s review of any Permitted Transfer or requested Transfer.

C.
Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee), including brokerage fees, legal fees and construction costs. If Tenant is in Monetary Default (defined in Section XIX.A. below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received (less Landlord’s share of any excess).

D.
Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

E.
So long as Tenant is not entering into the Permitted Transfer for the purpose of avoiding or otherwise circumventing the remaining terms of this Article XII, Tenant may assign its entire interest under this Lease, without the consent of Landlord, to (i) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant (collectively, an “Affiliated Party”), or (ii) a successor to Tenant by purchase, merger, consolidation or reorganization, provided that all of the following conditions are satisfied (each such Transfer a “Permitted Transfer”): (1) Tenant is not in default under this Lease; (2) the Permitted Use does not allow the Premises to be used for retail purposes; (3) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Permitted Transfer; (4) with respect to a proposed Permitted Transfer to an Affiliated Party, Tenant continues to have a net worth equal to or greater than Tenant’s net worth at the date of this Lease; and (5) with respect to a purchase, merger, consolidation or reorganization or any Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, (a) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (b) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. As used herein, (A) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (B) “subsidiary” shall mean an entity wholly owned by Tenant or at least 51% of whose voting equity is owned by Tenant; and (C) “affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. Notwithstanding the foregoing, if any parent, affiliate or subsidiary to which this Lease has been assigned or transferred subsequently sells or transfers its voting equity or its interest under this Lease other than to another parent, subsidiary or affiliate of the original Tenant named hereunder, such sale or transfer shall be deemed to be a Transfer requiring the consent of Landlord hereunder.

XIII.     Liens.
Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant (other than work or materials that Landlord is obligated to pay for pursuant to the terms of this Lease). If a lien is so placed, Tenant shall, within 30 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within 30 days after receipt of an invoice from Landlord.
XIV.     Indemnity and Waiver of Claims.

A.
Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Article XXVI) and agents (“Landlord Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant’s transferees, contractors or licensees.

B.
Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties (defined below), Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord, the Landlord Related Parties or any of Landlord’s contractors.

C.
Landlord and the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; (6) any act or omission of any party other than Landlord or Landlord Related Parties; and (7) any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses under Article XV below. Notwithstanding the foregoing, except as provided in Article XVI to the contrary, Tenant shall not be required to waive any claims against Landlord (other than for loss or damage to Tenant’s business) where such loss or damage is due to the negligence or willful misconduct of Landlord or any Landlord Related Parties. Nothing herein shall be construed as to diminish the repair and maintenance obligations of Landlord contained elsewhere in this Lease.

XV.     Insurance.
Tenant shall carry and maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (2) all Risk Property/Business Interruption Insurance, including flood and earthquake, written at replacement cost value and with a replacement cost endorsement covering all of Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”); (3) Workers’ Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute; and (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing any of Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name Tenant as a named insured and Landlord (or any successor), Equity Office Properties Trust, a Maryland real estate investment trust, EOP Operating Limited Partnership, a Delaware limited partnership, and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as additional insureds. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises for any reason, and upon renewals at least 15 days prior to the expiration of the insurance coverage. So long as the same is available at commercially reasonable rates, Landlord shall maintain so called All Risk property insurance on the Building at replacement cost value, as reasonably estimated by Landlord. Except as specifically provided to the contrary, the limits of either party’s’ insurance shall not limit such party’s liability under this Lease.
XVI.     Subrogation.
Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, officers, directors, agents, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s Property, the Building, the Premises, any additions or improvements to the Building or Premises, or any contents thereof, INCLUDING all RIGHTS OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF LANDLORD OR ANY LANDLORD RELATED PARTIES OR THE NEGLIGENCE OF TENANT OR ANY TENANT RELATED PARTIES, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.
XVII.     Casualty Damage.

A.
If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises has been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) a material uninsured loss to the Building occurs. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. In addition to Landlord’s right to terminate as provided herein, Tenant shall have the right to terminate this Lease if: (a) a substantial portion of the Premises has been damaged by fire or other casualty and such damage cannot reasonably be repaired within 60 days after receipt of the Completion Estimate (defined in XVII.B. below); (b) there is less than 3 years of the Term remaining on the date of such casualty; and (c) Tenant provides Landlord with written notice of its intent to terminate within 30 days after the date of the fire or other casualty. If neither Landlord nor Tenant terminates this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and the Leasehold Improvements (excluding any Alterations that were performed by Tenant in violation of this Lease). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

B.
If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 180 days from the date the repair and restoration is started, then regardless of anything in Section XVII.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Notwithstanding the foregoing, if Tenant was entitled to but elected not to exercise its right to terminate the Lease and Landlord does not substantially complete the repair and restoration of the Premises within 2 months after the expiration of the estimated period of time set forth in the Completion Estimate, which period shall be extended to the extent of any Reconstruction Delays, then Tenant may terminate this Lease by written notice to Landlord within 15 days after the expiration of such period, as the same may be extended. For purposes of this Lease, the term “Reconstruction Delays” shall mean: (i) any delays caused by the insurance adjustment process; (ii) any delays caused by Tenant; and (iii) any delays caused by events of Force Majeure.

XVIII.     Condemnation.
Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord or Tenant shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord.
XIX.     Events of Default.
Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:

A.	Tenant’s failure to pay when due all or any portion of the Rent, if the failure continues for 5 Business Days after written notice to Tenant (“Monetary Default”).

B.
Tenant’s failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 30 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time (not to exceed 90 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within 30 days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any particular term, provision or covenant of the Lease on 3 occasions during any 12 month period, Tenant’s subsequent violation of such term, provision or covenant shall, at Landlord’s option, be an incurable event of default by Tenant.

C.	Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

D.	The leasehold estate is taken by process or operation of Law.

E.	Intentionally deleted.

F.	Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including, without limitation, any lease or agreement for parking.
Landlord Default. Landlord shall be in default under this Lease if (i) Landlord fails to perform any of its obligations hereunder and said failure continues for a period of 60 days after written notice thereof from Tenant to Landlord (provided that if such failure cannot reasonably be cured within said 60 day period, Landlord shall be in default hereunder only if Landlord fails to commence the cure of said failure within said 60 day period, or having commenced the curative action within said 60 day period, fails to diligently pursue same) and (ii) each Mortgagee (as defined in Article XXVI) of whose identity Tenant has been notified in writing shall have failed to cure such default within 30 days (or such longer period of time as may be specified in any written agreement between Tenant and Mortgagee regarding such matter) after receipt of written notice from Tenant of Landlord’s failure to cure within the time periods provided above. In the event of a default by Landlord under the Lease, Tenant shall use reasonable efforts to mitigate its damages and losses arising from any such default and Tenant may pursue any and all remedies available to it at law or in equity, provided, however, in no event shall Tenant claim a constructive or actual eviction or that the Premises have become unsuitable or unhabitable prior to a default and failure to cure by Landlord and its Mortgagee under this Lease and, further provided, in no event shall Tenant be entitled to receive more than its actual direct damages, it being agreed that Tenant hereby waives any claim it otherwise may have for special or consequential damages.
Tenant’s Remedies For Landlord’s Failure to Pay allowance or pay a Judgment Against Landlord. Should Landlord fail to pay within ninety (90) days of Tenant’s written demand and Tenant’s compliance with its obligations under this Lease any portion of a judgment obtained by Tenant against Landlord as a result of a default by Landlord under this Lease or any portion of the allowance (provided for in Exhibit D of this Lease), Tenant shall have the right, on ten (10) Business Days’ written notice, to Landlord to deduct any and all sums owing to Tenant (any portion of the allowance in dispute not being a sum owing to Tenant) from the next due installment of Base Rental and Additional Base Rental and each subsequent installment of Base Rental and Additional Base Rental until Tenant is fully reimbursed. This exercise of set-off shall not constitute an election of remedies except any amounts so recovered shall not be subsequently recovered from Landlord.
XX.     Remedies.

A.
Upon any default, Landlord shall have the right without notice or demand (except as provided in Article XIX) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

1.
Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant’s Property and any party occupying all or any part of the Premises. Tenant shall pay Landlord on demand the amount of all past due Rent and other losses and damages which Landlord may suffer as a result of Tenant’s default, whether by Landlord’s inability to relet the Premises on satisfactory terms or otherwise, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, reasonable legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

2.
Terminate Tenant’s right to possession of the Premises and change the locks, without judicial process, and, in compliance with applicable Law, expel and remove Tenant, Tenant’s Property and any parties occupying all or any part of the Premises. If Landlord terminates Tenant’s possession of the Premises under this Section XX.A.2., Landlord shall have no obligation to post any notice and Landlord shall have no obligation whatsoever to tender to Tenant a key for new locks installed in the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations of the Premises) and for such uses as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease unless a written notice of termination is given to Tenant.

3.
In lieu of calculating damages under Sections XX.A.1 or XX.A.2 above, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined in Section XX.B. below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.

B.
Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under the Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Landlord declares Tenant to be in default, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the Prime Rate plus 4%. For purposes hereof, the “Prime Rate shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located. Forbearance by Landlord to enforce one or more remedies shall not constitute a waiver of any default.

XXI.     Limitation of Liability.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE XXVI BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE XXVI BELOW) ON THE PROPERTY, BUILDING OR PREMISES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.
XXII.     No Waiver.
Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.
XXIII.     Quiet Enjoyment.
Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Related Parties.
XXIV.     Relocation.
Intentionally deleted.
XXV.     Holding Over.
Except for any permitted occupancy by Tenant under Article VIII, if Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover. Notwithstanding the above, Tenant shall not be liable for consequential damages pursuant to this Article if the parties are negotiating in good faith for a renewal of the Term, as demonstrated by a renewal lease or amendment being executed within 30 days of the Termination Date.
XXVI.     Subordination to Mortgages; Estoppel Certificate.
Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). As of the date of this Lease, the Property is not encumbered with a Mortgage. The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver an estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to such party’s actual knowledge, there is no default (or stating the nature of the alleged default) and indicating other matters with respect to the Lease that may reasonably be requested.
Notwithstanding the foregoing in this Article to the contrary, as a condition precedent to the future subordination of this Lease to a future Mortgage, Landlord shall be required to provide Tenant with a non-disturbance, subordination, and attornment agreement in favor of Tenant from any Mortgagee who comes into existence after the Commencement Date. Such non-disturbance, subordination, and attornment agreement in favor of Tenant shall provide that, so long as Tenant is paying the Rent due under the Lease and is not otherwise in default under the Lease beyond any applicable cure period, its right to possession and the other terms of the Lease shall remain in full force and effect. Such non-disturbance, subordination, and attornment agreement may include other commercially reasonable provisions in favor of the Mortgagee, including, without limitation, additional time on behalf of the Mortgagee to cure defaults of the Landlord and provide that (a) neither Mortgagee nor any successor-in-interest shall be bound by (i) any payment of the Base Rent, Additional Rent, or other sum due under this Lease for more than 1 month in advance or (ii) any amendment or modification of the Lease made without the express written consent of Mortgagee or any successor-in-interest; (b) neither Mortgagee nor any successor-in-interest will be liable for (i) any act or omission or warranties of any prior landlord (including Landlord), (ii) the breach of any warranties or obligations relating to construction of improvements on the Property or any tenant finish work performed or to have been performed by any prior landlord (including Landlord), or (iii) the return of any security deposit, except to the extent such deposits have been received by Mortgagee; and (c) neither Mortgagee nor any successor-in-interest shall be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord).
XXVII.     Attorneys’ Fees.
If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.
XXVIII.     Notice.
If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mall with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article I, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address in the manner described in this Article.
XXIX.     Excepted Rights.
This Lease does not grant any rights to light or air over or about the Building Landlord excepts and reserves exclusively to itself the use of: (1) roofs, (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building. Landlord has the right to change the Building’s name or address, provided that Landlord shall use reasonable efforts to give Tenant at least 90 days prior notice with respect to a change in the Building’s street address that will prohibit Tenant from receiving mall at its current address, and if Landlord fails to provide Tenant with such prior notice, Landlord shall reimburse Tenant for the cost of replacing all business stationery on hand (not to exceed a 2 month supply) at the effective date of such change. Notwithstanding anything contained herein to the contrary, the Landlord shall have no right to rename the Building as long as the Tenant occupies 50% or more of the Rentable Square Footage of the Building. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.
XXX.     Surrender of Premises.
At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property (defined in Article XV) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. Tenant shall also be required to remove the Required Removables in accordance with Article VIII. If Tenant fails to remove any of Tenant’s Property within 15 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.
XXXI.     Miscellaneous.

A.
This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

B.	Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C.	Landlord and Tenant hereby waive any right to a trial by jury in any eviction or forcible entry and detainer action or similar possessory proceeding based upon, or related to, this Lease.

D.
Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

E.
Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property referred to herein and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

F.
Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

G.
Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

H.
Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

I.
The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Articles IV, VIII, XIV, XX, XXV and XXX shall survive the expiration or early termination of this Lease.

J.
Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party.

K.
All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

L.
Tenant, within 15 days after request, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Building. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

M.
Landlord, its successors and assigns, do hereby subordinate in favor of any Tenant Lender (defined below) of which Landlord receives written notice all rights to levy or distraint and all lien rights accrued and accruing as to all Tenant’s Property (as defined in Article XV of the Lease). A “Tenant Lender” shall mean any individual or entity which provides financing to Tenant, whether in the form of a loan or as an equipment lease, which is secured by all or a portion of Tenant’s Property. However, it is specifically understood and agreed that the ability of the Tenant Lender to remove the Tenant’s Property from the Premises shall be subject to the reasonable requirements of Landlord.

N.
It is acknowledged and agreed that as regards any approvals or matters to be performed to the satisfaction of Landlord, Landlord shall not unreasonably withhold, or delay its approval or indication of satisfaction.

O.
Tenant, at its sole cost and expense, may install and maintain system and equipment to limit/monitor access to the Premises. Landlord shall not be obligated to provide janitorial services for such limited access areas unless it is provided access thereto. Landlord must approve such system and equipment, which approval shall not be unreasonably withheld, conditioned or delayed, and be compatible with the Building’s access systems and comply with all Laws. In the event that there are subsequent changes to the Building’s access control systems, Landlord shall not be responsible for altering Tenant’s access control system to be compatible therewith, if necessary.

P.
TENANT HEREBY WAIVES all RIGHTS TO PROTEST THE APPRAISED VALUE OF THE PROPERTY OR TO APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS AS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE.

Q.
TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

XXXII.     Entire Agreement.
This Lease and the following exhibits and attachments, attached hereto and incorporated herein by this reference, constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A (Location of Premises), Exhibit B (Rules and Regulations), Exhibit C (Commencement Letter), Exhibit D (Work Letter), Exhibit E (Additional Provisions), Exhibit F (HVAC Specifications), Exhibit G (Janitorial Specifications) and Exhibit H (Security Specifications).

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

EOP-NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership

By: EOP-Northborough GP Limited Partnership, a Delaware limited partnership, its general Partner

By: EOP-Northborough Tower, L.L.C., a Delaware limited liability company, its general partner

By: EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

By: Equity Office Properties Trust, a Maryland real estate investment

By:

Name: Peter Johnston

Title: Regional Senior Vice President

TENANT: NOBLE ENERGY, INC., a Delaware corporation By: Name: Title:

EXHIBIT A
LOCATION OF PREMISES
This Exhibit is attached to and made a part of the Lease by and between EOP-NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership (“Landlord”) and NOBLE ENERGY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 100 Glenborough Drive, City of Houston, County of Harris, State of Texas, commonly known as Northborough Tower.

PHASE A SUITE	RSF
100	2,355
260	3,148
550	5,794
600	16,009
700	16,009
800	16,009
1100	16,009
1250	1,104
1230	2,141
1270	831

TOTAL PHASE A	79,409

DEFERRED SPACE SUITE	RSF
900	5,469
930	2,639
940	3,627
950	675
960	3,530
1000	2,947
1050	1,475
1010	629
1080	2,461
1300	15,371
1400	15,371

TOTAL DEFERRED SPACE	54,194

TOTAL PREMISES	133,603

EXHIBIT B
BUILDING RULES AND REGULATIONS
The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage (if any), the Property and the appurtenances. Capitalized terms have the same meaning as defined in the Lease.

1.
Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.
Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

3.
No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord using the standard graphics for the Building. Notwithstanding the foregoing, Tenant may upgrade the signage at Tenant’s main reception and on full floors, provided the Tenant obtains Landlord’s approval of the signage prior to installation. Any signage other than Building standard shall be at Tenant’s cost and expense. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel.

4.
Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.
Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

6.
All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.
Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

8.
Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.
Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.
No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos- containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

13.
Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

14.
Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties, nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.
Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.
Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees, and then only if the operation does not violate the lease of any other tenant in the Building.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.
Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.
Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Tenant shall not canvass, solicit or peddle in or about the Building or the Property.

21.
Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

22.
Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

23.
Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

24.
The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT C
COMMENCEMENT LETTER
(EXAMPLE)
Date:
NOBLE ENERGY, INC.
Suite _______
100 Glenborough Drive
Houston, Texas

Re:
Commencement Letter with respect to that certain Lease dated as of _________ by and between EOP-NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership, as Landlord, and NOBLE ENERGY, INC., a Delaware corporation, as Tenant, for a total of 139,961 rentable square feet of space on the 1st, 2nd, 5th, 6th, 7th, 8th, 9th, 10th, 11th, 13th and 14th floors of the Building located at 100 Glenborough Drive, City of Houston, County of Harris, State of Texas, commonly known as Northborough Tower.

Dear ________:
In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the following portion of the Premises and agrees:

1.	The Commencement Date of the Lease is _________;

2.	The Termination Date of the Lease is __________.

3.	Portion of Premises taken down: ___________

4.	The rentable square footage of the Premises taken down is ________.

5.	Monthly Base Rent: $_________ (based on $20.00 per rentable square foot rate).

6.	Tenant’s Pro Rata Share is _________.
Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely, Property Manager Agreed and Accepted: Tenant: By: Name: Title: Date:

EXHIBIT D
WORK LETTER
This Exhibit is attached to and made a part of the Lease and is entered into by and between EOP-NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership (“Landlord”) and NOBLE ENERGY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 100 Glenborough Drive, City of Houston, County of Harris, State of Texas, commonly known as Northborough Tower.
As used in this Work Letter, the “Premises” shall be deemed to mean the Premises, as initially defined in the attached Lease.
I.Alterations and Allowance.

A.
Tenant, following the delivery of Premises by Landlord and the full and final execution and delivery of the Lease to which this Exhibit is attached and all prepaid rental required under such agreement, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). The parties hereby acknowledge that the Premises will be delivered to Tenant in several phases with Phase A being the only portion of the Premises that will be available upon Lease execution. Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in any portion of the Premises unless and until Tenant has complied with all of the terms and conditions of Article IX of the Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. If Landlord fails to approve, disapprove or request modifications to Tenant’s final plans for the Initial Alterations or any modifications thereto within 5 business days after Landlord’s receipt of all information needed by Landlord to properly review such plans or modifications, then such plans or modifications, as applicable, shall be deemed approved by Landlord. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld. Landlord hereby approves of the following contractors: Spaw-Maxwell, Cadence McShane, Constructors and Harvey Construction. So long as Tenant uses one of the aforementioned contractors, Landlord will not require that Tenant or the selected contractor obtain a payment and performance bond for the Initial Alterations. The parties agree that Landlord’s approval of a contractor not mentioned above to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

B.
Provided Tenant is not in default, Landlord agrees to contribute the sum of $25.00 per rentable square foot of the applicable portion of the Premises toward the cost of performing the Initial Alterations in preparation of Tenant’s occupancy of the applicable portion of the Premises. The Allowance may only be used for the cost of preparing the initial space plan, design and construction documents and mechanical and electrical plans for the Initial Alterations and for hard costs in connection with the Initial Alterations. The Allowance, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs the Initial Alterations, in periodic disbursements within 30 days after receipt of the following documentation: (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) Contractor’s, subcontractor’s and material supplier’s partial or conditional waivers of liens which shall cover all Initial Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s Mortgagee may reasonably require; (iv) a cost breakdown for each trade or subcontractor performing the Initial Alterations; (v) plans and specifications for the Initial Alterations, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Property and Premises; (vi) copies of all construction contracts for the Initial Alterations, together with copies of all change orders, if any; and (vii) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Alterations. Upon completion of the Initial Alterations, and prior to final disbursement of the Allowance, Tenant shall furnish Landlord with: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Initial Alterations, and (5) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. In no event shall Landlord be required to disburse the Allowance more than one time per month. If the Initial Alterations exceed the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the Initial Alterations, less the 10% retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

C.
In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If the cost of the Initial Alterations is less than the Allowance, Tenant, provided it is not in default under the Lease, shall be entitled to apply up to $2.50 per rentable square foot of Premises of such unused Allowance (the “Cabling Allowance”) toward the cost of purchasing and installing telephone and computer cabling in the Premises. All such costs, as evidenced by invoices for same, are referred to herein as the “Cabling Costs”. Landlord shall disburse the Cabling Allowance, or applicable portion thereof (not to exceed the actual Cabling Costs), to Tenant within thirty (30) days after the later to occur of (i) receipt of paid invoices from Tenant with respect to Tenant’s actual Cabling Costs, and (ii) completion of the Initial Alterations. If the Allowance shall not be sufficient to complete the Initial Alterations, Tenant shall pay the excess costs, plus any applicable state sales or use tax thereon. Any portion of the Allowance which exceeds the cost of the Initial Alterations or is otherwise remaining after the third anniversary of the last Deferred Space Commencement Date, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. Landlord shall be entitled to deduct from the Allowance a construction management fee for Landlord’s oversight of the Initial Alterations in an amount equal to $1,500.00 per month for each month that construction is on-going.

D.
Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

E.
This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

F.	Refurbishment Allowance.
Landlord agrees to contribute an amount not to exceed $2.50 per rentable square foot of Premises that is occupied by Tenant by the first anniversary of the Phase A Commencement Date (the “Refurbishment Allowance”) toward the cost of performing improvements to the Premises during the fifth year of the Term (the “Improvements”). Any portion of the Refurbishment Allowance that is remaining after the sixth anniversary of the Commencement Date, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. All such Improvements shall be performed in compliance with the terms and conditions of the Lease, including, without limitation, the prior approval of Landlord with respect to the Improvements to be performed. The Refurbishment Allowance shall be paid to Tenant following receipt of the following documentation: full and final waivers of liens from the general contractor and the subcontractors retained by Tenant in an amount equal to the portion of the Refurbishment Allowance to be disbursed, completion certificates from Tenant, the general contractor and Tenant’s architect, a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done and receipted bills covering all labor and materials expended and used in connection with the Improvements for which a disbursement of the Refurbishment Allowance is being requested. Landlord, at its option, may pay the Refurbishment Allowance directly to the order of the general contractor that performed the Improvements or to the joint order of the general contractor and all included subcontractors. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Refurbishment Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. The Refurbishment Allowance may only be used for the cost of labor, material and contractors fees for the Improvements to the Premises and the cost of preparing plans and drawings in connection therewith. In no event shall the Refurbishment Allowance be used for the purchase of equipment, furniture and other items of personal property of Tenant. In the event Tenant does not use the entire Refurbishment Allowance by the end of the second lease year of the Lease Term, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith.

G.
Notwithstanding anything contained herein to the contrary, Landlord and Tenant hereby agree that the cost of the work, required for ADA compliance, to the restrooms and elevator lobbies of the full floors leased by Tenant (“ADA Work”) shall be borne equally between the two parties. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. The ADA Work shall be completed in connection with the Initial Alterations. Landlord and Tenant agree to cooperate with each other in order to enable the ADA Work to be performed in a timely manner and with as little inconvenience to the operation of the Initial Alterations as is reasonably possible. Tenant, provided it is not in default under this Lease, shall be entitled to an additional Allowance (the “Additional Allowance”) from Landlord in order to finance the Tenant’s portion of the ADA Work over the Term The Additional Allowance shall be paid in the same manner as the original Allowance described herein. Any Additional Allowance paid to or on behalf of Tenant hereunder shall be repaid to Landlord as Additional Rent in equal monthly installments throughout the initial Term at an interest rate equal to 11% per annum. If Tenant is in default under this Lease after the expiration of applicable cure periods, the entire unpaid balance of the Additional Allowance paid to or on behalf of Tenant shall become immediately due and payable and, except to the extent required by applicable law, shall not be subject to mitigation or reduction in connection with a reletting of the Premises by Landlord. Upon request of Landlord, Tenant shall execute an amendment to the Lease or other appropriate agreement, prepared by Landlord, evidencing the amount of the Additional Allowance requested by Tenant and the repayment schedule relating to Tenant’s repayment of the Additional Allowance, as described herein.

EXHIBIT E
ADDITIONAL PROVISIONS
This Exhibit is attached to and made a part of the Lease and is entered into by and between EOP-NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership (“Landlord”) and NOBLE ENERGY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 100 Glenborough Drive, City of Houston, County of Harris, State of Texas, commonly known as Northborough Tower.

I.	PARKING AGREEMENT.

A.
During the initial Term of this Lease and so long as Tenant is not in default hereunder, Landlord shall make available to Tenant and Tenant shall have the right to rent a total of 4 parking spaces per 1,000 rentable square foot within the Premises (“Parking Spaces”). Of those Parking Spaces 3 per 1,000 rentable square foot within the Premises shall be within the Building’s parking garage (“Garage) and the remaining 1 per 1,000 rentable square foot within the Premises shall be surface spaces. Up to 10%, at Tenant’s option, of the allotted Parking Spaces can be converted to reserved spaces. Should Tenant lease additional space or reduce space within the Building, the parking allocation will be adjusted. Tenant agrees to pay Landlord, during the initial Term of this Lease, the sum of $30.00 per month for each surface parking space, $35.00 per month for each unreserved parking space within the Garage and $50.00 per month for each reserved parking space within the Garage (hereinafter collectively called “Parking Rental”). Notwithstanding the foregoing, as long as Tenant is not in default under the terms of the Lease, Tenant shall be entitled to an abatement of Parking Rental (“Abated Parking Rental”) for the unreserved Parking Spaces for sixty (60) consecutive full calendar months of the Lease Term, beginning with the first (1st) full calendar month of the Lease Term. In the event Tenant defaults under the Lease at any time during the Lease Term, in addition to all other remedies available to Landlord, Tenant shall reimburse Landlord for all abated Parking Rental received by Tenant during the Parking Rental Abatement Period. The payment by Tenant of the abated Parking Rental in the event of a default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. Parking Rental shall be due and payable on the first day of each calendar month during the Term of this Lease and Landlord shall have the same remedies for default for the payment of Parking Rental as are available to Landlord in the case of a default in the payment of Base Rent.

B.
Prior to the Commencement Date and from time to time thereafter as requested by Landlord, Tenant shall submit a written list of those persons who are authorized by Tenant to use the Tenant’s Parking Spaces (hereinafter called “Tenant’s Designees”). A condition to Tenant’s and Tenant’s Designees’ right to use the Parking Spaces shall be compliance by each driver with the Garage Rules and Regulations (as hereinafter defined), including any sticker or other identification system established by Landlord and with all laws, statutes, ordinances and other governmental rules, regulations or requirements now or hereafter in force with respect to any use or occupancy of the Garage. Landlord reserves the right to adopt and/or modify such reasonable Rules and Regulations for the Garage as it deems necessary for the operation of the Garage. Landlord may refuse to admit any person who violates the Garage Rules and Regulations, and any violation of such Rules and Regulations shall subject the vehicle to removal from the Garage without the incurrence of any liability on the part of Landlord.

C.
Landlord shall not be liable or responsible to Tenant or any of Tenant’s Designees for any loss or damage to any automobile or other vehicle or equipment or other property within the Garage unless such loss or damage is caused by the willful misconduct or gross negligence of Landlord.

D.
At Tenant’s option, Tenant may construct freestanding carports on the roof level of the Garage. Prior to such construction, Tenant shall submit detailed plans of its proposed carport to Landlord for its review and approval. Such plans shall include, without limitation, detailed information concerning the size, material, shape, color, and method of installation of the proposed carport.

GARAGE RULES AND REGULATIONS

1.	Vehicles must be parked entirely within the stall lines painted on the floor or ground.

2.	All directional signs and arrows must be observed.

3.	The speed limit shall be five (5) miles per hour.

4.	Parking is prohibited:

a.	In areas not striped for parking

b.	In aisles

c.	Where “No Parking” signs are posted

d.	In areas designated as “Entrance” or “Exit”

e.	In such other areas as may be designated by Landlord or Landlord’s agent(s).

5.
Parking tickets or any other device or form of identification supplied by Landlord shall remain the property of Landlord and shall not be transferable. There will be a replacement charge payable by Tenant equal to the amount posted from time to time by Landlord for loss of any magnetic parking card or parking sticker.

6.	Garage managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations.

7.	Every person is responsible for locking his/her own vehicle.

II.	RENEWAL OPTIONS.

A.
Grant of Options; Conditions. Subject to the terms herein, Tenant shall have the right to extend the Term for all of the Premises for 2 additional periods of 5 years each (the “First Renewal Option”, and the “Second Renewal Option”, each such option also being referred to as a “Renewal Option”). The term for the First Renewal Option shall commence on the day following the Termination Date of the initial Term and end on the 5th anniversary of the Termination Date and the term for the Second Renewal Option shall commence on the day following the First Renewal Term and end on the 10th anniversary of the Termination Date (such periods being the “First Renewal Term”, and the “Second Renewal Term”, each such term also being referred to as a “Renewal Term”). It is agreed that Tenant may exercise a Renewal Option only if:

1.
Landlord receives notice of exercise (“Initial Renewal Notice”) not less than 12 full calendar months prior to the expiration of the applicable Term and not more than 15 full calendar months prior to the expiration of the applicable prior Term; and

2.
Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.
No more than 50% of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Article XII of the Lease) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4.
The Lease has not been assigned (other than pursuant to a Permitted Transfer, as defined in Article XII of the Lease) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

B.	Terms Applicable to Premises During Renewal Term.

1.
The initial Base Rent rate per rentable square foot for the Premises during the applicable Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the applicable Renewal Term shall adjust, if at all, in accordance with the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Article IV of the Lease.

2.
Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during each Renewal Term in accordance with Article IV of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for each Renewal Term.

C.
Initial Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. When Landlord and Tenant have agreed upon the Prevailing Market rate for the Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 30 days after the date Tenant provides Landlord with the Rejection Notice, Tenant, by written notice to Landlord (the “Arbitration Notice”) within 5 days after the expiration of such 30 day period, shall have the right to have the Prevailing Market rate determined in accordance with the arbitration procedures described in Section D below. If Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within the 30 day period described and Tenant fails to timely exercise its right to arbitrate, Tenant’s Renewal Option shall be deemed to be null and void and of no further force and effect.

D.	Arbitration Procedure.

1.
If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within 5 days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in the Houston, Texas area, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

2.
Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Renewal Term. If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

3.
If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

E.
Renewal Amendment. If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Binding Notice or other written agreement by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

F.
Definition of Prevailing Market. For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under comparable size new and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and other similar class office buildings comparable to the Building in the Houston, Texas area. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

III.	RIGHT OF FIRST OFFER.

A.
Grant of Option; Conditions. Tenant shall have a right of first offer (the “Right of First Offer”) with respect to the spaces more particularly described on Exhibit E‑1 (the “Offering Space”). Tenant’s Right of First Offer shall be exercised as follows: at any time after Landlord has determined that an existing tenant in any portion of the Offering Space will not extend or renew the term of its lease for the applicable portion of the Offering Space (but prior to leasing such Offering Space to a party other than the existing tenant), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease the Offering Space to Tenant for the remainder of the Term, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such Offering Space as reasonably determined by Landlord. Tenant may lease such Offering Space in its entirety (as specified in the Advice), under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 7 Business Days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice, if:

3.	Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

4.	more than 50% of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Article XII of the Lease) at the time Landlord would otherwise deliver the Advice; or

5.	the Lease has been assigned (other than pursuant to a Permitted Transfer, as defined in Article XII of the Lease) prior to the date Landlord would otherwise deliver the Advice; or

6.	Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or

7.	the Offering Space is not intended for the exclusive use of Tenant during the Term; or

8.	the existing tenant in the Offering Space is exercising an option renewing its lease for the Offering Space, provided such option is existing as of the date of this Lease.

B.	Terms for Offering Space.

8.
The term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Offering Space.

9.
Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the terms and conditions of the Advice, which terms and conditions shall reflect the Prevailing Market rate for the Offering Space as determined in Landlord’s reasonable judgment.

10.
The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the Advice specifies any work to be performed by Landlord in the Offering Space, in which case Landlord shall perform such work in the Offering Space. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party. Notwithstanding anything contained herein to the contrary, in the event the Tenant exercises its right of first offer with respect to Suite 1025, Tenant shall be entitled to receive an improvement Allowance (the “Improvement Allowance”) per square foot of rentable area in Suite 1025 in an amount determined by multiplying $0.2083 by the number of full calendar months remaining in the Term on the commencement date for Suite 1025. For example, if there are 110 full calendar months remaining in the Term on the commencement date of Suite 1025, Tenant shall be entitled to receive an Improvement Allowance of $22.91 per square foot of rentable area of Suite 1020 ($.2083 x 110 = $22.91). Such Improvement Allowance shall be applied toward the cost of initial improvements to be performed in Suite 1025, including the cost of preparing plans, drawings and specifications in connection therewith. The Improvement Allowance would be disbursed in accordance with the terms and conditions of the Work Letter.

C.
Termination of Right of First Offer. The rights of Tenant hereunder with respect to the Offering Space shall terminate on the earlier to occur of: (i) the 84th month of the Term; (ii) Tenant’s failure to exercise its Right of First Offer within the 7 Business Day period provided in Section A above; and (iii) the date Landlord would have provided Tenant an Advice if Tenant had not been in violation of one or more of the conditions set forth in Section A above. Notwithstanding the foregoing, if (i) Tenant was entitled to exercise its Right of First Offer, but failed to provide Landlord with a Notice of Exercise within the 7 Business Day period provided in Paragraph A above, and (ii) Landlord does not enter into a lease for the Offering Space within a period of 6 months following the date of the Advice, Tenant shall once again have a Right of First Offer with respect to such Offering Space. In addition, if Landlord does enter into a lease for the Offering Space, Tenant shall have a Right of First Offer on such Offering Space (subject to the terms hereof) upon the expiration of the lease with the Prospect.

D.
Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

E.
Definition of Prevailing Market. For purposes of this Right of First Offer provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the Offering Space in the Building and other similar class office buildings comparable to the Building in the Houston, Texas area under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement Allowances, existing improvements in the space in question and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the Offering Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

F.
Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

IV.	PARAPET SIGNAGE

A.
Tenant, provided Tenant: (i) occupies at least 75,000 rentable square feet of space in the Building, (ii) is not in default under the terms of this Lease, and (iii) obtains all necessary building permits and zoning and regulatory approvals, shall have the exclusive right to install an exterior sign, (the “Parapet Sign”) identifying Tenant on the top of the Building, the exact dimensions and location of which shall be determined by Landlord in Landlord’s sole judgment. Tenant shall submit detailed drawings of its proposed Parapet Sign to Landlord for its review and approval. Such drawings shall include, without limitation, detailed information concerning the size, material, shape, color, lettering, type and manner of illumination, if any, and method of installation of the proposed Parapet Sign. Landlord and Tenant and their respective architects shall work together in good faith to agree upon a final design for the Parapet Sign, provided that Landlord’s architect shall have the right to make the final determination if the parties cannot agree upon final design specifications. Tenant shall be entitled to make modifications to the Parapet Sign during the Term provided such changes or modifications are reviewed and approved by Landlord and such shall be made at Tenant’s sole cost and expense.

B.
Tenant shall be solely responsible for all costs in connection with the Parapet Sign, including, without limitation, all costs of obtaining permits and zoning and regulatory approvals and all costs of design, construction, installation, supervision and wiring. Prior to commencing any work in connection with the installation of the Parapet Sign, Tenant shall furnish to Landlord for its approval copies of all plans and specifications for the installation and wiring of the Parapet Sign; names and addresses of contractors; copies of contracts; necessary permits and evidence of contractor’s and subcontractor’s insurance in an amount reasonably satisfactory to Landlord. Tenant shall be solely responsible for any damage to the Parapet Sign and any damage that the Parapet Sign or its installation may cause to the Building, the Property, or any other property of Landlord or any third party, and Tenant will indemnify Landlord against any cost or liability of any kind relating to the Parapet Sign.

C.
Tenant shall be responsible for maintaining the Parapet Sign in a first class manner and for all costs of repairing the Parapet Sign, including, without limitation, all cost of repairing or replacing any damaged portions of the Parapet Sign and the cost of replacing any lightbulbs, fluorescent or neon tubes or other illumination device. All such work shall be performed with reasonable prior notice to Landlord by contractors that meet the criteria set forth in Paragraph A. above with respect to the installation of the Parapet Sign, including, without limitation, the prior approval of Landlord. Notwithstanding the foregoing, Landlord shall have the right to maintain the Parapet Sign with contractors selected by Landlord and to bill Tenant for the cost thereof as Additional Rent.

D.
Tenant, upon the expiration date or sooner termination of this Lease, shall remove the Parapet Sign and restore any damage to the Building and Property at Tenant’s expense. Such removal and restoration work shall be performed by contractors that meet the criteria set forth in Paragraph A. above with respect to the installation of the Parapet Sign, including, without limitation, the prior approval of Landlord. In addition, Landlord shall have the right to remove the Parapet Sign at Tenant’s sole cost and expense, if, at any time during the Term Tenant (1) ceases to occupy at least 75,000 rentable square feet of space in the Building, or (2) defaults under any term or condition of the Lease Notwithstanding the foregoing, Landlord shall have the right to perform any removal or restoration work with contractors selected by Landlord and to bill Tenant for the cost thereof as Additional Rent.

E.
During the Term, Tenant’s right to use the Parapet Sign shall be subject to all of the terms and conditions of this Lease. Tenant shall pay Landlord, as Additional Rent, the sum of $1,000.00 per month throughout the entire Term and such sum shall be paid monthly in advance as provided in Section IV “Rent” of the Lease.

V.	MONUMENT SIGNAGE.

A.
So long as (i) Tenant is not in default under the terms of the Lease; and (ii) Tenant is in occupancy of at least 25,000 rentable square feet within the Building, Tenant shall have the right to have its name listed on the shared Building monument sign located on the street level at the front of the Building (the Sign”). Following installation of Tenant’s name on the Sign Tenant shall be liable for all costs related to the maintenance and, if applicable, illumination of the sign. In the event that additional names are listed on the Sign, all future costs of maintenance and repair shall be prorated between Tenant and the other parties that are listed on such Sign.

B.
Tenant shall be solely responsible for the costs in connection with the design, fabrication and installation of Tenant’s name on the Sign. Notwithstanding the foregoing, the costs may, at Tenant’s option, be deducted from the Allowance. Tenant must obtain Landlord’s written consent to any proposed signage and lettering prior to its fabrication and installation. Landlord reserves the right to withhold consent to any sign that, in the sole judgment of Landlord, is not harmonious with the design standards of the Building and Sign. To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents) any provisions for illumination.

C.
If during the Lease Term (and any extensions thereof) (a) Tenant is in default under the terms of the Lease after the expiration of applicable cure periods; or (b) Tenant fails to continuously occupy the Premises; or (c) Tenant assigns the Lease to a non-affiliated entity or subleases more than 30% of the Premises to a non-affiliated entity, then Tenant’s rights granted herein will terminate and Landlord may remove Tenant’s name from the Sign at Tenant’s sole cost and expense.

VI.	ASBESTOS REPRESENTATION

A.
Landlord represents, to its knowledge based solely upon that certain Phase I Environmental Site Assessment by CURA, Inc. dated March 17, 1997, that the Premises and the Building do not contain any asbestos containing building materials in amounts or conditions which are in violation of applicable environmental laws.

VII.	ENVIRONMENTAL REPRESENTATION

A.
Landlord represents, to its knowledge based solely upon that certain Phase I Environmental Site Assessment by CURA, Inc. dated March 17, 1997, that the Premises are free of Hazardous Materials (as defined below) in amounts and conditions which are in violation of applicable environmental laws.

B.
Tenant shall not use, generate, manufacture, store or dispose of, on or about the Premises or Property, or transport to or from the Premises or Property, any flammable, explosive, radioactive, asbestos-containing, or dangerous materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect (collectively “Hazardous Materials”).

C.
Notwithstanding the provisions of this Section, Tenant and Landlord shall have the right to use, generate and store on the Premises and the Building and transport to and from the Premises and the Building, those Hazardous Materials which are generally used in the ordinary course in first class office buildings; provided, however, that Tenant’s and Landlord’s use, generation, storage and transport thereof is in compliance with all applicable federal, state and local laws, regulations and ordinances.

D.
Landlord shall indemnify, defend, protect, save, hold harmless, and reimburse Tenant, its partners, officers, directors and employees for, from and against any and all costs, losses, liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses incurred in connection with, arising out of or resulting from, (i) the production, use, generation, storage, treatment disposal, discharge, release or other handling or disposition of any Hazardous Materials on or about the Property by Landlord, its officers, employees, agents and/or independent contractors and the effects of handling of any Hazardous Materials on any person or property within or outside the boundaries of the Property and (ii) Hazardous Materials in, on, about or underneath the Premises Building or Property existing on or prior to the Commencement Date except to the extent Tenant exacerbates the same. However Tenant’s negligence or the handling by Tenant during Tenant’s occupancy of the Premises of any Permitted Materials and/or Hazardous Materials on or about the Property at levels which pose a risk to persons located on or about the Property, and which prompt the initiation of a removal, response, remedial or other action by a governmental agency or authority possessing and exercising jurisdiction over the Property or other third party shall be specifically excluded from the foregoing indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord, its partners, officers, directors and employees for, from and against any and all costs, losses, liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses incurred in connection with, arising out of or resulting from, the production, use, generation, storage, treatment, disposal, discharge, release or other handling or disposition of any Hazardous Materials on or about the Property by Tenant, its officers, employees, agents and/or independent contractors, including, without limitation, the effects of such handling of any Hazardous Materials on any person or property within or outside the boundaries of the Property; but excluding from the foregoing indemnity Landlord’s negligence or the handling by Landlord of any Permitted Materials and/or Hazardous Materials on or about the Property at levels which pose a risk to persons located on or about the Property, and which prompt the initiation of a removal, response, remedial or other action by a governmental agency or authority possessing and exercising jurisdiction over the Property or other third party.

VIII.
LEASE CONTINGENCY. The parties hereto acknowledge that Suite 1400 of the Premises currently is occupied by Franchise Concepts (“Prior Tenant”) pursuant to a lease dated April 17, 2000, as amended (“Prior Lease”) entered into between Landlord and such Prior Tenant The Lease as it pertains to Suite 1400 only is contingent upon Tenant complying with the terms and conditions of that certain letter agreement dated August 30, 2002 between Tenant and Prior Tenant (“Letter Agreement”) regarding the payment of a termination fee to Prior Tenant Landlord has entered into an agreement with the Prior Tenant to terminate the Prior Lease contingent upon the Tenant complying with the terms of the Letter Agreement. If Tenant fails to comply with the terms and conditions of the Letter Agreement on or before November 28, 2002 then Landlord may terminate this Lease as it pertains to Suite 1400 only by providing written notice thereof to the Tenant on or before December 6, 2002, whereupon, this Lease as it pertains to Suite 1400 only, shall be null and void and of no force or effect.

EXHIBIT E-1
OFFERING SPACE

Suite	Rentable Square Footage
250	6,358
300	16,009
400	16,009
500	10,173
1025	8,488
1200	12,010

EXHIBIT F
HVAC SPECIFICATIONS
The air conditioning system will provide interior conditions of 75 degrees fahrenheit dry bulb and not greater than 50 percent relative humidity when outside conditions are 95 degrees fahrenheit dry bulb and 72 degrees fahrenheit wet bulb, except to the extent such services shall be limited by any governmental authority. The heating system for the Building shall be capable of maintaining 68 degrees fahrenheit based on outdoor conditions of 32 degrees fahrenheit except to the extent such service shall be limited by governmental authority

EXHIBIT G
JANITORIAL CLEANING SPECIFICATIONS
Janitorial services will cover the specifications as follows and it is expected that all building areas will be maintained and the necessary spot cleanings performed to ensure the continued satisfaction of the EOP client and employee base. Services shall include, but not be limited to, the following:

1)	OFFICE AREAS (All Floors)

a)	Nightly Services (Five (5) nights per week)

i)	Empty all waste receptacles. Clean, and reline when needed. Remove material to designated areas.

ii)	Remove recycling material when container is full (see weekly)

iii)
Vacuum all carpeted main traffic and use areas, including conference rooms reception areas, interior stairwells, hallways and corridors with the exception of individual offices (see weekly). Spot vacuum/clean all others areas as needed.

iv)	Wash and sanitize all drinking fountains.

v)	Damp mop spillage in uncarpeted office areas.

vi)	Spot clean carpets to remove light spillage. Report large spills and stains to supervisor.

vii)	Assure all designated locked doors are closed after area has been cleaned.

viii)	Activate all alarm systems as instructed by occupant (if applicable).

ix)	Arrange chairs at desk and conference room tables and turn off lights upon exiting.

x)	Clean conference room tables and remove any remaining food items.

xi)	Clean and sweep all lunchroom/eating areas. Wash and wipe tables and counter tops and clean sinks.

xii)	Remove scuff marks on floor as needed.

b)	Weekly Services

i)	Remove recycling material when container is full.

ii)	Vacuum all carpeted areas completely, private offices and cubicle interiors desk knee area spaces and under waste containers.

iii)	Dust and wipe clean with damp or treated cloth all office furniture, files, and cubicle partition tops, (DO NOT MOVE PAPERS).

iv)	Remove all finger marks and smudges from all vertical surfaces, including doors, door frames, around light switches, private entrance glass, and partitions.

v)	Damp wipe and polish all glass furniture tops.

vi)	Damp mop hard surfaced floors and/or uncarpeted surface floors

vii)	Sweep uncarpeted floors employing dust control techniques with exception of lunchroom (which is to be performed nightly)

c)	Monthly Services

i)	Dust and wipe clean chair bases and arms, telephones, cubicle shelves window sills, relite ledges and all other horizontal surfaces as needed to maintain clean appearance (DO NOT MOVE PAPERS).

ii)	Edge vacuum all carpeted areas, as needed.

2)	RESTROOMS

a)	Nightly services (Five (5) nights per week)

viii)	Clean and sanitize all mirrors, brightwork, countertops and enameled surfaces.

ix)	Wash and disinfect all basins, urinals, bowls (cleaning underside of rim) and fixtures using scouring powder to remove stains.

x)	Wash both sides of all toilet seats with soap and/or disinfectant.

xi)	Clean flushometers, piping, toilet seat hinges, and other metal.

xii)	Empty, clean, and damp wipe all waste receptacles.

xiii)	Sweep, wet mop, and sanitize entire floor, including around toilet seats and under urinals.

xiv)	Damp wipe all walls, partitions, doors, and outside surfaces of all dispensers as needed.

xv)	Fill toilet paper, soap, towels, and sanitary napkin dispensers (if applicable).

xvi)	Wash and disinfect all showers including shower walls, floors, brightwork and doors (if applicable).

xvii)	Replace trash liner.

b)	Weekly Services

iii)	Flush water through P-trap weekly to ensure elimination of odor.

c)	Monthly Services

i)	Machine scrub floors.

3)	LOBBY, ELEVATOR, CORRIDOR, INTERIOR STAIRWAYS (EXCLUDING EMERGENCY EXIT STAIRWAYS) AND ENTRANCE AREAS

a)	Nightly Service (Five (5) nights per week)

iv)	Sweep and spot mop all stone, vinyl or composition lobby floors.

v)	Vacuum and spot clean all carpeted floor and mats.

vi)	Dust and polish all brightwork, including mirrors and elevator call buttons.

vii)	Dust and polish all metal surfaces in elevators, including tracks, and elevator doors.

viii)	Vacuum and spot clean all carpet in elevators.

ix)	Clean and polish all trash receptacles.

x)	Dust all fire extinguisher cabinets and/or units.

xi)	Spot clean all doors.

xii)	All furniture should be cleaned as necessary (including directories)

xiii)	Wash, disinfect and dry polish water coolers (if applicable).

xiv)	Clean glass entrance doors, adjacent glass panels and tracks ( i.e. relites)(if applicable).

xv)	Spot sweep and/or spot vacuum all interior stairways (excluding emergency exit stairways) and landings (if applicable).

xvi)	Maintain lobby floor as recommended by manufacturer.

b)	Weekly Services

ii)	Wet mop all stone, vinyl or composition lobby floors (daily spot mopping may satisfy this need)

iii)	Sweep and/or vacuum all interior stairways (excluding emergency exit stairways) and landings (if applicable).

4)	JANITORIAL ITEMS/AREAS

a)	Nightly Services (Five (5) nights per week)

iv)	Keep janitorial rooms in a clean, neat and orderly condition.

v)	Maintain all janitorial carts and equipment in safe and clean condition.

5)	FITNESS CENTER (If applicable) (Please break out cost as separate bid)

a)	Nightly Service

i)	Vacuum all exposed carpeted floors.

ii)	Spot clean all mirrors and walls.

iii)	Spray and disinfect fitness center equipment nightly

b)	Weekly Services

i)	Edge vacuum all carpeted areas, as needed.

ii)	Dust all ledges, as needed

iii)	Clean mirrors completely.

iv)	Stocking supplies and towels

6)	LOCKER ROOMS (If applicable)

a)	Nightly Services (Five (5) nights per week)

v)	Perform complete building restroom cleaning specifications to restroom and locker room areas.

vi)	Clean and disinfect showers completely, including walls, doors, floors, and floor drains.

7)	LOADING DOCK, VAN PARKING AREAS, TRASH RECYCLING AREAS

a)	Nightly Services (Five (5) nights per week)

i)	Empty and reline all waste receptacles.

ii)	Sweep ramps, loading bays and parking areas for trash and cigarette butts.

8)	GENERAL BUILDING COMMON AREA SERVICES

a)	Nightly Service (Five (5) nights per week)

i)	Spot clean and restock, as needed all janitorial service closets.

ii)	Pick and compact all recycle trash, including boxes in accordance with tenants recycle specifications.

iii)	Vacuum all garage lobbies and elevator carpets

EXHIBIT H
SECURITY SPECIFICATIONS
The services to be provided are unarmed guard services at commercial office properties and their associated parking structures and sites. These services include standing security posts, roving security patrols, monitoring security systems, supervising other security personnel, maintaining security infrastructure, and carrying out such other basic security tasks as required by individual properties.
The vendor will be responsible for the following at each location where its services are used by EOP.

•	Maintain discipline, excellent appearance, professional demeanor, integrity, and attention to duty among all security personnel.

•	Require security personnel to enforce both EOP’s and contractor’s security policies, procedures, and orders.

•	Develop site-specific instructions and post orders. Site-specific instructions and post orders must be approved by owner prior to distribution.

•
Furnish trained and qualified unarmed security personnel in sufficient number to provide service as requested by EOP. This service will be continuous, regardless of weather, disaster, or threatened or actual organized labor action. The services provided will include, but not be limited to, the following:

◦	Administering EOP’s site security procedures.

o	Access control of person’s, vehicles, and other property.

o	Site surveillance (by either foot or vehicle).

o	Identifying and reporting security and safety violations.

o	Maintaining files for security-related documentation.

o	Assisting EOP personnel in emergency situations.

•	Ensure that prompt action is taken to prevent or minimize losses, accidents, fires, property damages, safety hazards, and security incidents.

•	Assist management in the design and execution of a highly effective and site tested fire and life safety program.

•	Operate security console, security system, elevator system, fire and life safety system, and other safety devices installed and maintained by EOP.

•	Monitor alarms, surveillance screens, and recording devices.

•	Investigate unusual occurrences in and about the premises.

•	Follow written instructions that outline specific activities and conduct of officers.

•	These instructions will clarify and identify EOP agents that have authority to direct contract security employees.

•	Maintain site-specific instructions and post orders at security console.

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